U.S. Energy Corp. Announces First and Second Quarter 2019 Financial and Operating Results

HOUSTON, TX – October 15, 2019 — U.S. Energy Corp. (NASDAQCM: USEG) (“we” “U.S. Energy” or the “Company”) today announced financial and operating results for the first and second quarters ended March 31, 2019 and June 30, 2019, respectively.

Second Quarter 2019 Highlights

●	Production of 39,410 barrels of oil equivalent (“BOE”), or daily production of 433 barrels of oil equivalent per day (“BOEPD”) (75% oil);
●	Oil and gas revenues of $1.9 million;
●	Lease operating expenses of $0.5 million;
●	Production taxes of $0.1 million;
●	Mid-year 2019 reserves of 843,673 BOE (86% oil);
●	Mid-year 2019 standardized measure of discounted future net cash flows relating to the Company’s proved oil and natural gas reserves value of $10.9 million; and
●	Mid-year 2019 PV-10 (non-GAAP) of $12.7 million.

First Quarter 2019 Highlights

●	Production of 34,229 BOE, or daily production of 380 BOEPD (74% oil);
●	Oil and gas revenues of $1.6 million;
●	Lease operating expenses of $0.5 million; and
●	Production taxes of $0.1 million.

Current Liquidity Position

As of October 10, 2019, we had $1.7 million in cash, no outstanding debt and 13,405,838 shares outstanding.

As of October 10, 2019
Cash balance ($mm)	$1.7
Debt outstanding ($mm)	$0.0
Shares outstanding	13,405,838

Reserves and Production

As of July 1, 2019, the Company had reserves consisting of 843,673 BOE (86% oil). Our reserves are split 60/40% between North Dakota and South Texas, respectively.

	As of July 1, 2019
	Oil	Natural Gas	Total
	(Bbl)	(Mcf)	(BOE)
Proved developed producing	722,060	729,680	843,673
Total proved reserves	722,060	729,680	843,673

As of July 1, 2019
Standardized measure of discounted net cash flows	$10,913
Plus discounted impact of future income tax expense	1,779
PV-10	$12,692

Second quarter ended June 30, 2019 compared to the comparable period of 2018:

We produced approximately 39,410 BOE (75% oil), or 433 BOEPD, during the second quarter of 2019. We participated in the development of our legacy South Texas acreage during the second quarter of 2019, driving an increase in the Company’s oil production over the comparable period of 2018. We also participated in increased workover activity on existing producing wells, primarily in North Dakota, which helped increase run-time and kept legacy production online. The permanent shut-in of a gas producing well in Louisiana in which we held a significant working interest was the primary driver for our decrease in gas production. The below table represents our production quantities for both quarterly periods ended June 30, 2019 and 2018:

			Change
Quarter ended June 30,	2019	2018	Amount	Percent

Production quantities:
Oil (Bbls)	29,386	20,248	9,138	45%
Gas (Mcfe)	60,141	94,882	(34,741)	-37%
BOE	39,410	36,061	3,349	9%

First quarter ended March 31, 2019 compared to the comparable period of 2018:

We produced approximately 34,229 BOE (74% oil), or 380 BOEPD, during the first quarter of 2019. As previously mentioned, the increase in our oil production was driven by our participation in the development of our legacy acreage position in South Texas. The decrease in our gas production was a result of the previously mentioned gas well in Louisiana that was permanently shut-in. The below table represents our production quantities for both quarterly periods ended March 31, 2019 and 2018:

			Change
Quarter ended March 31,	2019	2018	Amount	Percent

Production quantities:
Oil (Bbls)	25,352	20,379	4,973	24%
Gas (Mcfe)	53,261	102,205	(48,944)	-48%
BOE	34,229	37,413	(3,184)	-9%

South Texas

Our South Texas operations accounted for approximately 64% of our revenue during the second quarter of 2019. We currently have ownership in 39 gross producing wells in South Texas. During the first half of 2019, the Company participated in the drilling of both the J.J. #1H and Aaron #1H wells which were drilled across our legacy South Texas acreage position in Dimmit and Zavala Counties. The Company participated in the development of these wells at working interests of 5.0% and 6.4%, respectively. The two 2019 wells targeting the Georgetown formation follow the successful drilling of the J Beeler #1H, which was drilled during the second half of 2018, and the Beeler Ranch #1H well, which was drilled during the second half of 2017. The Company participated in the development of these wells at working interests of 30.0% and 6.1%, respectively. To date, drilling operations have been successfully executed as forecasted. We continue to monitor the well results on all our Georgetown targeted wells and will evaluate additional drilling opportunities on our existing South Texas acreage position during the remainder of 2019 and 2020.

North Dakota

Our North Dakota operations accounted for approximately 36% of our revenue during the second quarter of 2019. We currently have ownership in 91 gross producing wells in North Dakota targeting the Middle Bakken and Three Forks formations. During 2019, we participated in the new drilling of two gross wells across our legacy acreage position in North Dakota. Both wells, the Link 12-24HU and the Link 24-12-3H, are operated by Whiting Petroleum and U.S. Energy holds working interests of 3.1% and 1.6% respectively in the wells. The Company’s primary operating partners in the basin have also conducted significant workover activity, helping to stem natural declines and increase run time on our existing producing wells. We continue to evaluate our North Dakota acreage position and participate in workover activity across our asset base. We plan on participating in increased development activity during the first half of 2020.

Second Quarter Ended June 30, 2019 Financial Results

Revenues from sales of oil and natural gas during the second quarter of 2019 were $1.9 million compared to $1.6 million during the second quarter of 2018.The increase in revenue was attributable to an increase in our oil production, which was partially offset by a decrease in our gas production during the quarter. Revenue from oil production represented 94% of Company revenue during the second quarter of 2019. During the second quarter of 2019, we realized an average oil sales price of $59.89 per Bbl and an average gas sales price of $1.86 per Mcf for an overall average sales price of $47.51 per BOE.

Lease operating expenses for the second quarter of 2019 were $0.5 million, or $11.95 per BOE, compared to $0.6 million, or $15.36 per BOE, during the second quarter of 2018. The decrease in lease operating expenses on a per BOE basis was driven by new production coming online, primarily from the Company’s participation in development on its legacy South Texas acreage. The decrease in lease operating expenses on an absolute basis was the result of reduced field activity, primarily driven by the overall industry environment.

General and administrative (“G&A”) expenses totaled $1.3 million during the second quarter of 2019 compared to $1.6 million during the second quarter of 2018. The decrease was primarily attributable to a reduction in non-cash employee stock-based incentive compensation.

Net income was $20 thousand and Adjusted EBITDAX was $8 thousand for the second quarter of 2019. Adjusted EBITDAX is a non-GAAP financial measure. Please see the below table that provides an unaudited reconciliation of net income to Adjusted EBITDAX for the quarters ended June 30, 2019 and 2018.

Quarter ended June 30,	2019	2018
	(in thousands)
Income (loss) from continuing operations (GAAP)	$20	$(1,095)
Depreciation, depletion, accretion and amortization	202	140
Unrealized (gain) loss on marketable equity securities	7	45
Gain on warrant revaluation	(234)	80
Unrealized gain on commodity price risk derivatives	-	(83)
Stock-based compensation expense	13	597
Interest, net	-	20

Adjusted EBITDAX (Non-GAAP)	$8	$(296)

First Quarter Ended March 31, 2019 Financial Results

Revenues from sales of oil and natural gas during the first quarter of 2019 were $1.6 million compared to $1.6 million during the second quarter of 2018. The consistency in revenue was driven by an increase in our oil production, which was offset by both lower realized oil prices combined with a decrease in our gas production during the quarter. Revenue from oil production represented 90% of our revenue during the first quarter of 2019. During the first quarter of 2019, we realized an average oil sales price of $55.82 per Bbl and an average gas sales price of $2.73 per mcf for an overall average sales price of $45.59 per BOE.

Lease operating expenses for the first quarter of 2019 were $0.5 million, or $13.64 per BOE, compared to $0.5 million, or $13.93 per BOE, during the first quarter of 2018. The decrease in lease operating expenses on a per BOE basis was driven by new production coming online, primarily from our participation in development of our legacy South Texas acreage.

G&A expenses totaled $0.8 million during the first quarter of 2019 compared to $1.1 million during the first quarter of 2018. The decrease was primarily attributable to a reduction in employee incentive compensation.

Net income was $15 thousand and Adjusted EBITDAX was $197 thousand for the first quarter of 2019. Adjusted EBITDAX is a non-GAAP financial measure. Please see the below table that provides an unaudited reconciliation of net income to Adjusted EBITDAX for the quarters ended March 31, 2019 and 2018.

Quarter ended March 31,	2019	2018
	(in thousands)
Income (loss) from continuing operations (GAAP)	$15	$(322)
Depreciation, depletion, accretion and amortization	168	145
Unrealized (gain) loss on marketable equity securities	(12)	78
Gain on warrant revaluation (loss)	(8)	(270)
Unrealized gain on commodity price risk derivatives	-	(54)
Stock-based compensation expense	13	13
Interest, net	21	34

Adjusted EBITDAX (Non-GAAP)	$197	$(376)

About U.S. Energy Corp.

We are an independent energy company focused on the lease acquisition and development of oil and gas producing properties in the continental United States. Our business is currently focused in the Williston Basin of North Dakota and South Texas. We target low decline assets with existing infrastructure that allows us to maximize our return on capital in a cost effective and sustainable manner. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Financial Officer

(303) 993-3200

www.usnrg.com